EXHIBIT 16.1

MADSEN & ASSOCIATES CPA’S, INC
684 EAST VINE STREET STE 3
MURRAY, UTAH   84107
(801) 268-2632

February 19, 2008

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements that China Valves Technology, Inc. has included under “Change in Registrant’s Certifying Accountant” of the Form 8-K to be filed on or about February 19, 2008 regarding the recent change of its auditors.  We agree with such statements regarding our firm.  We have no basis to agree or disagree with other statements made in the filing.

Very truly yours,

/s/Madsen & Associates CPA’s, Inc.
Madsen & Associates CPA’s, Inc.